UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2017

Limoneira Company

(Exact name of registrant as specified in its charter)

Delaware	001-34755	77-0260692
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification
of incorporation)		No.)

1141 Cummings Road

Santa Paula, CA 93060

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (805) 525-5541

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8	Other Events

Item 8.01	Other Events

On February 24, 2017, a subsidiary of Limoneira Company (the “Company”), Limoneira Chile SpA, a privately held Chilean corporation and a wholly owned subsidiary of the Company (“Limoneira Chile SpA”), entered into a stock purchase agreement (the “Agreement”) with Sembrador Capital de Riesgo S.A., acting on behalf of Fondo de Inversíon Privado Agrodesarrollo, a private investment fund organized under the laws of Chile (“Seller”), relating to the purchase of 164,392 shares (the “Transaction”) of Frutícola Pan de Azúcar S.A., a privately held Chilean corporation (“Frutícola Pan de Azúcar”) for $5,800,000 in cash. Seller was paid $5,220,000 on the close of the Transaction and the remaining $580,000 is expected to be paid at the end of a six-month holdback period to allow for potential contingencies. The Agreement contains customary representations and warranties of Seller.

Frutícola Pan de Azúcar earned approximately USD $450,000 in net income during its most recent year ended December 31, 2016 and holds approximately USD $5.5 million in assets. Following the completion of the Transaction, Limoneira Chile SpA will hold 90% of the shares of Frutícola Pan de Azúcar and the other stockholder will hold 10% of the shares of Frutícola Pan de Azúcar. Frutícola Pan de Azúcar is the owner of 13% percent of the shares of Exportadora y Comercializadora Rosales S.A., a privately held Chilean corporation (“Rosales S.A.”) and, prior to the Transaction, Limoneira Chile SpA owned 35% of the shares of Rosales S.A. Following the Transaction, due to its ownership interest in Frutícola Pan de Azúcar and its prior ownership interests, Limoneira Chile SpA will hold a 48% ownership interest in Rosales S.A. Rosales S.A. packs and sells all of Frutícola Pan de Azúcar’s citrus production.

In connection with the entrance into the Agreement, the Company issued a Press Release on February 27, 2017, a copy of which has been furnished as Exhibit 991.1 hereto. The foregoing description of the Press Release is qualified in its entirety by reference to the complete text of the Press Release furnished as Exhibit 99.1 hereto, which is hereby incorporated by reference herein.

Section 9	Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release dated February 27, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 27, 2017	LIMONEIRA COMPANY

	By:	/s/ Joseph D. Rumley
Joseph D. Rumley
Chief Financial Officer, Treasurer and Corporate Secretary